MERRILL LYNCH, PIERCE, FENNER & SMITH, INC.

INSTRUCTION FORM FOR SIMPLIFIED SHARE SALES PROCESS

Acceptance period: August 8 — September 9, 2005

Instructions for shareholders of Riddarhyttan Resources AB (publ) ("Riddarhyttan") who wish to instruct Merrill Lynch, Pierce, Fenner & Smith, Inc. (the "Broker Dealer") to sell common shares (the "Agnico-Eagle Shares") of Agnico-Eagle Mines Limited ("Agnico-Eagle") received under the Offer (as defined below) pursuant to the simplified share sales process (the "Simplified Share Sales Process") described in the offer document (the "Offer Document") dated    •    , 2005 relating to the Offer included in the materials sent to you.

Details of the Riddarhyttan shareholder:

Swedish personal ID no./Corp. reg. no.	VP account no.

To be delivered or forwarded to:

SEB
Issues & Part-ownership Programmes, R B6, SE-106 40 Stockholm, Sweden or branch offices of SEB

Requests for additional copies of this form and other questions relating to the Offer may be addressed to SEB at the address printed above or by phone at +46 8 639 2750.

The Offer
Agnico-Eagle has offered the shareholders of Riddarhyttan the opportunity to exchange their Riddarhyttan shares ("Riddarhyttan Shares") for Agnico-Eagle Shares in accordance with the Offer, details of which are provided in the Offer Document.

Simplified Share Sales Process
Each Riddarhyttan shareholder who can satisfy the certifications set out below and who tenders Riddarhyttan Shares in return for Agnico-Eagle Shares may elect to sell the Agnico-Eagle Shares to which the holder is entitled under the Offer (subject to a maximum of 570 Agnico-Eagle Shares) pursuant to the Simplified Share Sales Process, which will be executed by the Broker Dealer. By signing and returning this Instruction Form, you authorize the Broker Dealer, acting on your behalf, to sell the relevant number of Agnico-Eagle Shares to which this Instruction Form relates, and agree that neither Agnico-Eagle nor the Broker Dealer shall have any liability to you in connection with the execution of such sales.

Following completion of the Offer, the Broker Dealer will use its reasonable efforts during a period of up to 20 business days to sell on the New York Stock Exchange all of the Agnico-Eagle Shares that it has been instructed to sell pursuant to the Simplified Share Sales Process. Please see the description of the Simplified Share Sales Process contained in the Offer Document under the caption "Terms, Conditions and Instructions for Acceptance of the Offer — Simplified Share Sales Process" for a discussion of the manner in which Agnico-Eagle Shares will be sold pursuant to the Simplified Share Sales Process, the price Riddarhyttan shareholders electing to sell Agnico-Eagle Shares pursuant to the Simplified Share Sales Process will receive in respect of those Agnico-Eagle Shares, the manner in which the proceeds of such sales will be converted into Swedish kronor or other currency and other details regarding the Simplified Share Sales Process. There is no guarantee as to the price at which the Broker Dealer will be able to sell Agnico-Eagle Shares or the exchange rate at which the proceeds will be converted into Swedish kronor or other currency.

This Instruction Form must be received by SEB no later than 4:00 p.m. CET (10:00 a.m. EDT) on September 9, 2005, unless the Offer is extended.

Simplified Share Sales Process

By checking the box to the right, you authorize the Broker Dealer to sell on your behalf a number of
Agnico-Eagle Shares equal to the lesser of (i) all, but not less than all, of the Agnico-Eagle Shares to which you are entitled under the Offer, and (ii) 570 Agnico-Eagle Shares (the equivalent of approximately 5,000 Riddarhyttan Shares).

Indicate the number of Agnico-Eagle Shares to be sold pursuant to the Simplified Share Sales Process (subject to a maximum of 570 Agnico-Eagle Shares).

Note that incomplete or incorrectly completed Instruction Forms may be disregarded.

By signing this Instruction Form, I/we elect to sell my/our Agnico-Eagle Shares in the Simplified Share Sales Process in accordance with the above.

By signing this Instruction Form, I/we certify that I/we have not sent this Instruction Form from the United States or any other country where participation requires further prospectuses, filings or registrations in addition to those required under Swedish law, that I am not a U.S. Person (as defined in Regulation S under the U.S. Securities Act of 1933, as amended), that I am not a U.S. Holder (as such term is defined in the Offer Document) and that I am not acting on the account of or for the benefit of any person located in the United States, any U.S. Person or any U.S. Holder. Furthermore, I represent that I am not an officer, director or affiliate of Agnico-Eagle or Riddarhyttan prior to completion of the Offer and I will not be an officer, director or affiliate of Agnico-Eagle after completion of the Offer and I am not acting on the account of or for the benefit of any such person.

Personal number / Organisation number	Daytime phone	Postal code	City / town

Name / Company name		Place	Date

Mailing address (street, box, etc.)		The registered shareholder's signature (if applicable the nominee / trustee)

Tryckindustri / Finanstryck 0415672